Exhibit 4.5

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

WisdomTree Bitcoin Fund (the “Trust”) has one class of outstanding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common shares representing fractional undivided beneficial interests in and ownership of the Trust, (the “Shares”), registered on January 11, 2024.

The following description of the material terms of the Trust’s Shares is qualified by reference to the provisions of the Trust’s Second Amended and Restated Trust Agreement, dated as of January 6, 2024 (the “Trust Agreement”), and the Form of Authorized Participant Agreement (the “Participant Agreement”), each of which is hereby incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part.

Description of Limited Rights

The Shares do not represent a traditional investment and should not be viewed as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. Holders of Shares (“shareholders”) do not have the statutory rights normally associated with the ownership of shares of a corporation; however, the Delaware Statutory Trust Act does provide shareholders the right to bring “oppression” or “derivative” actions. All of the Shares are of the same class with equal rights and privileges. No Share will have any priority or preference over any other Share of the Trust. Each of the Shares is transferable through the book-entry system of DTC, fully paid and nonassessable. The Shares do not entitle their holders to any conversion or pre-emptive rights or any redemption rights or rights to distributions. Every shareholder, by virtue of having purchased or acquired one or more Shares, shall have expressly consented and agreed to be bound by the terms of the Trust Agreement.

Distributions

The Sponsor may, in its sole discretion, cause the Trust to make distributions to the shareholders in such form as determined by the Sponsor from the Trust estate at any time. Distributions on Shares, if any, may be made with such frequency as the Sponsor may determine, which may be daily or otherwise, to the shareholders, from the Trust estate, after providing for actual and accrued liabilities. All distributions, if any, will be made ratably among all shareholders from the assets of the Trust according to the number of Shares held of record by such shareholders on the record date for any distribution or on the date of termination of the Trust, as the case may be.

Preemptive Rights

Except as otherwise provided by the Sponsor, shareholders will have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust.

Voting and Approvals

Shareholders do not generally have any voting rights and will only have the right to vote if expressly required under Delaware or federal law or rules or regulations of Cboe BZX Exchange, Inc. (“Cboe BZX”), or if submitted to the shareholders by the Sponsor in its sole discretion. Shareholders will not participate in the management or control of the Trust, nor will they enter into any transaction on behalf of the Trust or have the power to sign for or bind the Trust, as such power is vested solely and exclusively in the Sponsor.

The Sponsor generally has the right to amend the Trust Agreement as it applies to the Trust provided that the shareholders have the right to vote only if expressly required under Delaware or federal law or rules or regulations of Cboe BZX, or if submitted to the shareholders by the Sponsor in its sole discretion.

Creation and Redemption of the Shares

The Sponsor has the power and authority, without action or approval by the shareholders, to cause the Trust to issue Shares from time to time as it deems necessary or desirable, but only in one or more baskets (“Baskets”) of 5,000 shares based on the quantity of bitcoin attributable to each Share of the Trust. The number of Shares authorized is unlimited. From time to time, the Sponsor may cause the Trust to divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interests in the Trust, or in any way affecting the rights, of the shareholders, without action or approval by the shareholders. The ownership of Shares are recorded on the books of the Trust or a transfer or similar agent for the Trust. No certificates certifying the ownership of Shares are issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it considers appropriate for the issuance of share certificates, transfer of Shares and similar matters. The record books of the Trust as kept by the Trust, or any transfer or similar agent, as the case may be, are conclusive as to the identity of the shareholders and as to the number of Shares held from time to time by each.

“Authorized Participants” are the only persons that may place orders to create and redeem Baskets. Each Authorized Participant must (i) be a registered broker-dealer or other securities market participant, such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, and (ii) be a participant in The Depository Trust Company, and (iii) have entered into a Participant Agreement.

The total deposit of cash required to create each Basket includes the cash equivalent of an amount of bitcoin that is in the same proportion to the total assets of the Trust. In order to calculate the amount of cash necessary for a creation Basket, the Trust administrator multiplies the NAV per share by the number of Shares in a creation Basket (5,000). Each night, the Sponsor or Trust administrator publish the amount of cash that will be required in exchange for each creation Basket the next business day.